UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 19, 2025

Grindr Inc.
(Exact name of registrant as specified in its charter)

Commission file number 001-39714

Delaware	92-1079067
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

PO Box 69176, 750 N. San Vicente Blvd., Suite RE 1400 West Hollywood, California	90069
(Address of Principal Executive Offices)	(Zip Code)

(310) 776-6680
Registrant’s telephone number, including area code
N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.0001 par value per share	GRND	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.01	Changes in Control of Registrant.

As previously disclosed, in March 2025, the Board of Directors (the “Board”) of Grindr Inc. (the “Company”) authorized a stock repurchase program to allow for the repurchase of up to $500 million of outstanding shares of the Company’s common stock (the “Common Stock”) for the period from March 7, 2025, to March 6, 2027 (the “Repurchase Program”).  In connection with authorizing the Repurchase Program, the Board directed Company management to alert the Board at any point if continuing the Repurchase Program would cause the beneficial ownership of Common Stock held by G. Raymond Zage, III (“Mr. Zage”), a member of the Board and the Company’s largest stockholder, to reach or exceed 50% of the outstanding Common Stock and, if so, to obtain additional approval from the Board before continuing the Repurchase Program.  In August 2025, consistent with the direction of the Board, Company management alerted the Board that, based on the then current stock price for the Common Stock and the amount of authorized capacity then remaining under the Repurchase Program, continuing the Repurchase Program could cause Mr. Zage to own 50% or more of the outstanding Common Stock.

In August 2025, the Board formed and authorized a special committee of the Board (the “Special Committee”), consisting entirely of independent and disinterested directors, to evaluate the impact of repurchases by the Company under the Repurchase Program (the “Repurchase Activity”) on the beneficial ownership of Common Stock by Mr. Zage. The Special Committee determined that the continuation of repurchases under the Repurchase Program, including repurchases that would result in Mr. Zage beneficially owning more than 50% of the outstanding Common Stock, was advisable, fair to, and in the best interests of the Company and its stockholders other than Mr. Zage and his affiliates, and authorized and approved such repurchases (the “Special Committee Authorization”).

On or about September 19, 2025, as a result of Repurchase Activity conducted pursuant to the Special Committee Authorization that reduced the total outstanding shares of Common Stock to 187,032,103, the Company determined that Mr. Zage’s beneficial ownership had increased to approximately 50.11%. No consideration was paid by Mr. Zage in connection with the Repurchase Activity or the resulting increase in his beneficial ownership. Since the completion of the business combination with Tiga Acquisition Corp., a special-purpose acquisition company, in November 2022, Mr. Zage’s beneficial ownership of Common Stock has ranged from approximately 44.9% to approximately 49.9%, including at times after giving effect to previously unexercised warrants held by Mr. Zage. As described in the Company’s most recent proxy statement, certain of the shares held by Mr. Zage are subject to a pledge arrangement.

There are no arrangements or understandings known to the Company between Mr. Zage and any other persons with respect to the election of directors or other matters relating to the governance of the Company. Other than the pledge arrangements described in the Company’s proxy statement filed with the Securities and Exchange Commission on June 20, 2025, the Company knows of no arrangements, the operation of which may at a subsequent date result in a change in control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 19, 2025

GRINDR INC.

By:

/s/ Zachary Katz
Zachary Katz
General Counsel & Head of Global Affairs